EXHIBIT 99.3

NEWS RELEASE

Company contact:

Anthony Trunzo

FLIR Systems, Inc.

(503) 498-3547

www.flir.com

FLIR Systems Announces Share Repurchase

PORTLAND, OR – August 30, 2006 – FLIR Systems, Inc. (NASDAQ: FLIR) announced today that it has acquired approximately 4.1 million shares of its common stock since June 30, 2006 in a combination of open market purchases and a $53 million accelerated share repurchase agreement (ASR) with Goldman Sachs & Co.

Under the terms of the ASR, Goldman Sachs has delivered to FLIR approximately 2.0 million shares of its common stock, and may deliver up to an additional 142,000 shares, depending on the volume weighted average price of FLIR stock during the purchase period. The actual number of shares purchased will be determined upon completion of the ASR agreement, which will occur no later than October 30, 2006.

In addition, FLIR has purchased approximately 2.1 million shares of its common stock in the open market since June 30 at a total cost of approximately $51 million. The Company does not expect the repurchases to have a material impact on earnings per share for the full year 2006.

“Our recent shares repurchase activity, including the ASR, reflect continued confidence in FLIR’s prospects for the future. By combining the ASR with open market purchases we achieved an optimal balance between speed, certainty of execution and cost,” commented Earl R. Lewis, Chairman, President and CEO of FLIR Systems. “Our business generates significant free cash flow, and we believe FLIR stock at current prices represents an attractive opportunity to deploy this capital in a way that will benefit shareholders,” he concluded.

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FLIR Systems Announces Share Repurchase

August 30, 2006

Page Two

Forward-Looking Statements

The statements in this release, including that the Company does not expect the repurchases to have a material impact on earnings per share for the full year 2006 and from Earl Lewis that the repurchases will have a beneficial impact on shareholders are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: the availability of cash to make such repurchases, changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries under existing contracts, the impact of competitive products and pricing, the Company’s continuing compliance with US export control laws and regulations, the timely receipt of export licenses for international shipments, constraints on supplies of critical components, excess or shortage of production capacity, the ability of the Company to manufacture and ship products in the time period required, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the company’s web site at www.FLIR.com.

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